Exhibit 10.53

July 10, 2015

WCW (Willie) Chiang

Dear Willie:

Pursuant to our discussions, the following shall set forth the employment agreement (this “Agreement”) between Plains All American GP LLC (the “Company”) and WCW (Willie) Chiang (“Executive”).

1.                                      Title and Position. (a) Executive’s title and position will be Executive Vice President and Chief Operating Officer - U.S. of the Company with primary responsibility for all U.S. operational and commercial activities with the responsibilities attendant to such position transitioned to Executive over an approximate one year period in stages.  Executive will be a member of the Executive Committee and will report to the President and Chief Operating Officer (“COO”).

(b)  The Company has offered, and Executive has accepted, employment as contemplated hereunder with the expectation that he will be offered the top executive leadership position (excluding the position of Chairman, the “Executive Promotion”) of the Company no later than the last day (such date being referred to as the “Reference Date”) of the fortieth (40th) full calendar month following the Commencement Date as defined in Section 6 below, with a corresponding employment agreement and compensation package that is commensurate with the Chief Executive Officer title, scope and responsibilities and similar in terms and content to the employment agreement that is currently in place for the incumbent CEO (excluding any portions thereof that relate to such incumbent’s role as Chairman).  Executive acknowledges that such promotion will be contingent on the evaluation of his performance and is not guaranteed; however, the  provisions below are intended to protect Executive against certain events (all references below to “outstanding LTIPs and Class B Units” shall refer to LTIPs and Class B Units issued pursuant to the grants described in Sections 2(c) and (d) below):

(i)                                     Termination by the Company Other than for Cause — In the event Executive has not received the Executive Promotion and is terminated by the Company other than for Cause (as defined in the LTIP Grant and Class B Agreement described in Sections 2(c) and 2(d) below) prior to the Reference Date, Executive shall immediately vest in all outstanding LTIPs and Class B Units (both Restricted Units and earned Units).

(ii)                            Resignation by Executive — If (a) Executive has not received the Executive Promotion by the Reference Date, Executive may, within a period beginning on the Reference Date and ending 90 days thereafter, tender his resignation to the Company, or (b) Executive has not received the Executive Promotion and terminates his employment

333 Clay Street, Suite 1600 • Houston, Texas  77002 • 713/646-4100 or 800-564-3036

for Good Reason (as defined in the Class B Agreement referenced in Section 2(d) below) prior to the Reference Date, then in either such case Executive shall immediately vest in all outstanding LTIPs and Class B Units (both Restricted Units and “earned” Units).  The right set forth in clause (a) immediately preceding will not be affected by a termination of Executive’s employment during the 90 day period described therein by the Company other than for Cause.

(iii)                         Change of Control — In the event of a Change of Control (as defined in either the LTIP Grant and Class B Agreement described in paragraphs 2(c) and 2(d) below) prior to the Reference Date and in connection therewith Executive is not designated to receive the Executive Promotion, Executive may, within a period of 90 days following the Change of Control, terminate his employment whereupon Executive shall immediately vest in all outstanding LTIPs and Class B Units (both Restricted Units and “earned” Units).

(iv)                        Death or Disability.  If prior to the second anniversary of the Commencement Date (A) Executive dies or Executive’s employment is terminated as a result of Executive’s “disability” (a physical or mental infirmity that impairs Executive’s ability substantially to perform his duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), and (B) at such time the number of Class B Units that have become “earned” Units (and thus will become vested Units pursuant to the terms of the Class B Agreement) is less than 500,000, Executive shall immediately vest in such number of additional Class B Units as may be necessary to cause the total number of vested Class B Units of Executive as a result of the occurrence of the event described in clause (A) immediately preceding to equal 500,000.

(v)                           Termination by Executive — If Executive’s employment is terminated before or after the Reference Date for any reason other than as described in clauses (i), (ii), (iii) and (iv) above, earning and vesting of any outstanding LTIPs and Class B Units shall be governed by the applicable LTIP Grant letter and the Class B Agreement, respectively.

2.                                      Compensation.  Executive’s compensation will include:

a.                                      Base Salary. A monthly salary of $20,833.33, payable semi-monthly in cash for so long as Executive is employed by the Company. This amount may be increased by the Company from time to time, but may not be decreased from this base level, or any future increased level, without Executive’s express written approval.

b.                                      Bonus. Executive will participate in the Company’s annual discretionary bonus program. The amount of bonus recommended to the Board annually with respect to Executive will be dependent upon the Chief Executive Officer’s (“CEO”) and COO’s assessments of both Executive’s individual contributions throughout the year and the overall partnership performance.  With respect to calendar years 2015, 2016 and 2017, Executive’s annual bonuses will not be less than $500,000 with respect to

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calendar year 2015 (no further proration for the fact of employment during less than the entire calendar year) and $1.25 million with respect to calendar years 2016 and 2017 (the “Minimum Annual Bonuses”).  The Minimum Annual Bonuses shall be paid in cash on the date that the annual bonus payments are made to the other senior executive participants in the annual discretionary bonus program. The Company’s obligation to pay a Minimum Annual Bonus with respect to a given calendar year is contingent upon (i) Executive’s remaining employed by the Company through the date on which the applicable Minimum Annual Bonus payment is due and (ii) continued compliance with the terms of the Confidentiality Agreement, as defined in Section 5 below.

c.                                       LTIP Grant. On the Commencement Date (as defined in Section 6 below), Executive will receive an initial grant of 120,000 Phantom Units  under the Company’s Long-Term Incentive Plan (LTIP) that vest upon the achievement of both performance and minimum service benchmarks as follows:

	Performance	Minimum
Vest	Qtrly distribution (Annual Rate)	Service
40%	$0.725/unit ($2.90/unit)	3rd yr. Anniv.*
30%	$0.7625/unit ($3.05/unit)	4th yr. Anniv.*
30%	$0.8125/unit ($3.25/unit)	5th yr. Anniv.*

* vesting will occur on the first distribution date following the applicable anniversary

The LTIP Grant will include distribution equivalent rights (DERs) that will vest as follows:  (i) 40% upon distribution by the Plains All American Pipeline, L.P. (the “Partnership”) of a quarterly distribution of $0.725, (ii) 30% upon distribution by the Partnership of a quarterly distribution of $0.7625, and (iii) 30% upon distribution by the Partnership of a quarterly distribution of $0.8125.

The full terms of Executive’s initial grant of Phantom Units are set forth in the form of LTIP Grant letter that is attached hereto as Exhibit A (the “LTIP Grant”).

d.                                      Class B Units. On the Commencement Date, Executive will receive an initial grant of 1,000,000 Class B units in Plains AAP, L.P. pursuant to a Class B Restricted Units Agreement in the form attached hereto as Exhibit B (the “Class B Agreement”).  The Class B Units granted to Executive thereunder will become “earned” units and “vested” units as follows:

	PAA Performance Benchmark	Earning and
Earn	Qtrly distribution (Annual Rate)	Vesting
25%	$0.725/unit ($2.90/unit)	(1)
25%	$0.7875/unit ($3.15/unit)	(1)
25%	$0.825/unit ($3.30/unit)	(1)
25%	$0.875/unit ($3.50/unit)	(1)

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(1)                           Each tranche of units described will become “earned” (i.e., eligible to begin receiving distributions) upon achievement of the respective performance benchmarks set forth above. Earned units will become vested units as provided in the Class B Agreement, as modified by this Employment Letter.  A “Restricted Unit” is, as of any date, a granted unit that is neither an “earned” unit nor a “vested” unit.

3.                                      Expense Reimbursement. Company shall reimburse Executive for all reasonable business expenses, including travel and entertainment, and membership dues at one country club or athletic club.

4.                                      Benefits. Executive shall receive and be entitled to other employment benefits, including: (a) five weeks paid vacation, (b) up to 10 days sick leave with pay, (c) participation in the Company’s 401(K) Plan, and (d) all health and welfare benefits, including insurance, provided to other senior executives of the Company, on the same basis and terms as other senior executives of the Company.

5.                                      Confidentiality and Non-Solicitation. Executive and the Company shall execute a Confidential Information and Non-Solicitation Agreement (the “Confidentiality Agreement”) substantially in the form of Exhibit “C” attached hereto. The rights and obligations set forth in the Confidentiality Agreement shall survive the termination of this Agreement.

6.                                      Commencement of Employment; Term and Termination. This Agreement will become effective on the date hereof and the employment of Executive will commence on August 24, 2015 (the “Commencement Date”).  Either party may terminate Executive’s employment at any time.  However, notwithstanding the foregoing, termination of Executive’s employment shall not affect the obligations of the Company under the Agreement that arose prior to, or as a result of, such termination, including any such obligations under sections 1, 2 and 5 that create post-employment duties and rights.

7.                                 Certain Representations of Executive. Executive represents that: (a) his execution of this Agreement will not violate the terms of any agreement to which he is currently bound; and (b) he is not subject to an existing confidentiality, non-compete or similar type agreement that would prevent, limit or otherwise encumber Executive’s ability to perform his job with the Company. Executive undertakes to bring to the Company’s attention any change of job description or other circumstance that would potentially breach any confidentiality and/or non-compete obligation of Executive pursuant to any agreements or understandings with his prior employer or its affiliates.

8.                                      Return of Materials.  Upon termination of his employment for any reason, Executive shall promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of the Company.

9.                                      Section 409A.  If the parties determine, or the Internal Revenue Service asserts, that any payments or benefits to be made or provided to Executive hereunder do not comply with Section 409A of the Internal Revenue Code, then the parties agree to amend this Agreement or take such other ations as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

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10.                               Background Check.  Notwithstanding the foregoing, this Agreement is subject to and contingent upon a satisfactory background check in which information that Executive has provided regarding items such as education, work experience, criminal record and professional credentials will be verified. Executive may be asked to provide additional information or assist in the process if Company encounters any difficulties in the verification of this information. If any of the information is found to be untrue or misrepresented, this offer may be withdrawn, or, if employed, Executive’s employment may be terminated.

11.                               Certain Agreements of Executive.  Without amending, modifying or expanding the meaning of “Cause” as defined in the LTIP Grant or the Class B Agreement, as applicable, by accepting this offer, Executive agrees that he shall at all times:

a.                   adhere to the Company’s Trading and Risk Management Policies and Procedures,

b.                   adhere to the Company’s Code of Business Conduct, and

c.                    not misrepresent or conceal information regarding transactions from senior management or any person responsible for the accurate recording and reporting of each transaction.

14.                               Executive will not be obligated to seek employment or otherwise mitigate any benefits provided hereunder.  Payments provided hereunder will not be reduced by other compensation earned by Executive from another employer following termination.

[Signature Page Follows]

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If the foregoing meets with your understanding of our agreement, please execute, date and return one original Agreement for our files.

Very truly yours,

PLAINS ALL AMERICAN GP LLC

	By:	/s/ Greg L. Armstrong
	Name:	Greg L. Armstrong
	Title:	Chairman and CEO

AGREED TO AND ACCEPTED
this 10th day of July, 2015

/s/ WCW (Willie) Chiang
WCW (Willie) Chiang

List of Exhibits:

A — Form of LTIP Grant

B — Form of Class B Agreement

C — Form of Confidentiality Agreement

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EXHIBIT A

Form of LTIP Grant

August 24, 2015

WCW (Willie) Chiang

Re:       Grant of Phantom Units

Dear Willie:

I am pleased to inform you that you have been granted 120,000 Phantom Units as of the above date pursuant to the Company’s PNG Successor Long-Term Incentive Plan (the “Plan”).  In addition, in tandem with each Phantom Unit, you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit.  The terms and conditions of this grant are as set forth below.

1.              Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit) as follows: (i) forty percent (40%) shall vest upon the later to occur of the August 2018 Distribution Date and the date on which the Partnership pays a quarterly distribution of at least $0.725 per unit ($2.90 on an annualized basis); (ii) thirty percent (30%) shall vest upon the later to occur of the August 2019 Distribution Date and the date on which the Partnership pays a quarterly distribution of at least $0.775 per unit ($3.10 on an annualized basis) and (iii) thirty percent (30%) shall vest upon the later to occur of the August 2020 Distribution Date and the date on which the Partnership pays a quarterly distribution of at least $0.825 per unit ($3.30 on an annualized basis). Any remaining Phantom Units that are not vested by the August 2021 Distribution Date, and any tandem DERs associated with such Phantom Units, shall expire on such date.

2.              Subject to the further provisions of this Agreement, your DERs shall be payable in cash substantially contemporaneously with each Distribution Date following the date hereof.

3.              The number of Phantom Units subject to this award and any distribution level required for vesting under paragraph 1 above shall be proportionately reduced or increased for any split or reverse split, as applicable, of the Units, or any event or transaction having similar effect.

4.              Upon vesting of any Phantom Units, an equivalent number of DERs will expire.  Any such DERs shall be payable on such Distribution Date prior to their expiration.

5.              Except to the extent modified by either your Employment Letter with the Company dated effective as of July 10, 2015 (the “Employment Letter”) or paragraphs 6 and 7 below, in the event of the termination of your employment with the Company and its Affiliates, all of your then outstanding DERs and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause: (i) any unvested Phantom Units that have satisfied all vesting criteria as of the date of termination but for the passage of time shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (ii) any DERs associated with the unvested, nonforfeitable Phantom Units described in clause (i) shall not be forfeited on the date of termination, but shall be payable and shall expire in accordance with paragraph 4 above; and (iii) any unvested Phantom Units that have satisfied none of the vesting criteria as of the date of termination, and any tandem DERs associated with such Phantom Units, shall automatically be forfeited as of the date of termination.

6.              In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), your then outstanding Phantom Units and tandem DERs shall not be forfeited on such date, and (i) such DERs shall expire in accordance with paragraph 1 or paragraph 4 above, as applicable, and (ii) such Phantom Units shall vest or expire in accordance with paragraph 1 above; provided, however, that such vesting of Phantom Units shall occur either (x) on the date the Partnership pays the quarterly distribution specified in clause (i), (ii) or (iii) of paragraph 1 (and in the proportion indicated therein) without regard to any requirement for further passage of time or (y) if the relevant quarterly distribution has been paid prior to the date of termination, on the next following Distribution Date.  As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 6, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

7.              In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

8.              Upon payment pursuant to a DER, you agree that the Company may withhold any taxes due from your compensation as required by law.  Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); and (iii) “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities (taking into account additional authority, responsibilities or duties associated with the initial transition of responsibilities to you, the

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overall growth of the Partnership or a promotion or lateral transfer accepted by you), or (ii) any other action or inaction that constitutes a material breach of this Agreement by the Company.  A termination by you shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i) or (ii) that would constitute a Change in Status within 90 days of the initial existence of the condition, (2) the Company fails to remedy the condition within the 30-day period following such notice and (3) you terminate your employment within 10 days following the end of such 30-day period.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events: (i) Plains GP Holdings, L.P. (“PAGP”) ceases to retain direct or indirect control of the general partner of the Partnership; (ii) PAGP ceases to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company; (iii) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions and whether by merger or otherwise) of all or substantially all of the assets of the Partnership, PAGP or the Company to one or more Persons who are not affiliates of PAGP (“third party or parties”), other than a transaction in which the Owner Affiliates (as defined below) continue to beneficially own, directly or indirectly, more than 50% of the issued and outstanding voting securities of such third party or parties immediately following such transaction; (iv) (x) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Owner Affiliates becomes the “beneficial owner” directly or indirectly of 25% or more of the member interest in PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP (“PAGP GP”), and (y) the member interest beneficially owned by such “person” or “group” exceeds the aggregate member interest in PAGP GP beneficially owned, directly or indirectly, by the Owner Affiliates; (v) any Person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other “person” or “group,” becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in the Company or 50% or more of the outstanding limited partnership interests of PAGP; or (vi) any Person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other “person” or “group,”  becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in PAGP GP.

As used herein, the term “Owner Affiliates” shall mean KAFU Holdings, L.P. and its affiliates, EMG Investment, LLC and its affiliates, Oxy Holding Company (Pipeline), Inc. and its affiliates, Mark Strome and his affiliates, Windy, LLC and its affiliates, PAA Management, L.P. and its affiliates, PAGP and its affiliates, Jay Chernosky, Kipp PAA Trust, Paul Riddle, Russell Clingman, David Humphreys and Philip Trinder.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) substantial failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO and President-COO of the Company (or if you are the CEO of the Company, by vote of the Board of Directors of the Company excluding you if you are a member thereof) and after written notice specifying such failure in detail and after a reasonable period under the circumstances (determined by the CEO of the Company, or alternatively the Board of Directors, in good faith) such failure has continued without full correction by you, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business

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Conduct (unless waived in accordance with the terms thereof), in each case with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Fourth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A.  If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan.  Copies of the Plan and the Partnership Agreement are available upon request.  In the event any provisions of this award conflict with provisions in the Employment Letter, the Employment Letter shall control.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death.  Unless you indicate otherwise by checking the appropriate box the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants.

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Please execute and return a copy of this grant letter to me and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PAA GP LLC
By: PLAINS AAP, L.P.
By: PLAINS ALL AMERICAN GP LLC

By:	/s/ Richard K. McGee
Name:	Richard K. McGee
Title:	Executive Vice President & General Counsel

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

☐ Check this box only if designation does not apply to prior grants

/s/ WCW (Willie) Chiang
Signature

Units:	120,000

Dated:	8/24/15

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EXHIBIT B

Form of Class B Agreement

PLAINS AAP, L.P. CLASS B
RESTRICTED UNITS AGREEMENT

This PLAINS AAP, L.P. CLASS B RESTRICTED UNITS AGREEMENT (this “Agreement”) is entered into as of August 24, 2015 (the “Grant Date”) by and between PLAINS AAP, L.P., a Delaware limited partnership (the “Partnership”), and WCW (Willie) Chiang (“Executive”).

RECITALS:

WHEREAS, to provide an incentive to Executive to enhance the profitability and growth of the Partnership and its Affiliates and to encourage Executive to remain employed by the Partnership or its Affiliates, the Partnership desires to grant to Executive 1,000,000 Class B Units (the “Granted Units”) on the Grant Date, which Granted Units shall have such rights, designations and preferences as are set forth in this Agreement and the Partnership Agreement;

WHEREAS, as of the date hereof, the Partnership has 606,050,573 Class A Units outstanding and 52,125,935 Class B Units authorized for issuance (including the Class B Units already issued and those being issued under this Agreement);

WHEREAS, the Partnership and Executive desire to enter into this Agreement to evidence certain terms and conditions that relate to the grant, ownership and transfer of the Granted Units; and

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Executive agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1          Construction.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Sections refer to sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to money refer to legal currency of the United States of America; and (e) the word “including” means “including without limitation.”

1.2          Definitions.  Capitalized terms used in this Agreement (including Exhibit A attached hereto) that are not defined in this Section 1.2 or in the body of this Agreement shall have the meanings given to them in the Partnership Agreement.

“Affiliate” of a person means any person controlling, controlled by, or under common control with such person.  As used herein, the terms “controlling”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person.  For the purposes of the preceding sentence, control shall be deemed to exist when a person possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the voting membership, general partner or equivalent interest therein; or (c) in the case of any other person, more than 50% of the economic or beneficial interest therein.

“Applicable Class B Units” means at a particular time, collectively, the Vested Units and the Earned Units then outstanding, and the “Earned Units” and “Vested Units” then outstanding under all Other Class B Restricted Unit Agreements.

“Board” means the Board of Directors or governing board or committee of the Company.

“Call Event” means, with respect to an Earned Unit, the termination of Executive’s employment with the Company and its Affiliates for any reason prior to December 31, 2022, other than a termination of employment (i) by Executive for a Good Reason or under the circumstances described in Sections 1(b)(ii) or (iii) of the Employment Letter, (ii) by the Company and its Affiliates other than for Cause, including as contemplated by Section 1(b)(i) of the Employment Letter, or (iii) due to death or disability.

“Call Option” means the Partnership’s option to repurchase Earned Units upon or following a Call Event, as provided in Exhibit A.

“Call Value” of an Earned Unit means:

(a)           if the Call Event occurs on or before December 31, 2018, an amount equal to 25% of the product of (i) the closing sales price of PAGP’s Class A shares on the date of the applicable Call Event, or if the Call Event occurs on a date that is not a trading day for PAGP’s Class A shares, the closing sales price on the first preceding day that is a trading day for PAGP’s Class A shares (for purposes of this definition, the “Closing Price”) and (ii) the Conversion Factor ;

(b)           if the Call Event occurs after December 31, 2018 but on or before December 31, 2019, an amount equal to 50% of the product of (i) the Closing Price and (ii) the Conversion Factor; or

(c)           if the Call Event occurs after December 31, 2019 but on or before December 31, 2022, an amount equal to 75% of the product of (i) the Closing Price and (ii) the Conversion Factor.

“Capital Call” means the occurrence of an event that requires the partners to make a cash contribution to the Partnership pursuant to Section 3.1(b) of the Partnership Agreement.

“Capital Call Amount” means, with respect to a particular Capital Call, the aggregate amount of the cash contributions required to be made to the Partnership by its partners in connection therewith.

“Cause” means the termination of Executive’s employment with the Partnership and its Affiliates by the Board upon (i) a finding by the CEO and President-COO of the Company (or if Executive is the CEO of the Company, by vote of the Board of Directors of the Company excluding Executive if he is a member thereof) that Executive has substantially failed to perform the duties and responsibilities of his position at an acceptable level and after written notice specifying such failure in detail and after a reasonable period under the circumstances (determined by the CEO of the Company, or alternatively the Board of Directors, in good faith) such failure has continued without full correction by Executive, (ii) Executive’s conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof or any misdemeanor involving moral turpitude or (iii) Executive’s violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), provided that Executive is provided written notice of the specific violation thereof.

“Change in Control” means the determination by the Board that one of the following events has occurred:

(a) The Persons who own member interests in PAA GP Holdings LLC immediately following the closing of the GP IPO, including the IPO Entity, and the respective Affiliates of such Persons (such owners and Affiliates being referred to as the “Owner Affiliates”), cease to own directly or indirectly at least 50% of the membership interests of such entity;

(b) (x) a “person” or “group” other than the Owner Affiliates becomes the “beneficial owner” directly or indirectly of 25% or more of the member interest in the general partner of the IPO Entity, and (y) the member interest beneficially owned by such “person” or “group” exceeds the aggregate member interest in the general partner of the IPO Entity beneficially owned, directly or indirectly, by the Owner Affiliates; or

(c) A direct or indirect transfer, sale, exchange or other disposition in a single transaction or series of transaction (whether by merger or otherwise) of all or substantially all of the assets of the IPO Entity or the MLP to one or more Persons who are not Affiliates of the IPO Entity (“third party or parties”), other than a transaction in which the Owner Affiliates continue to beneficially own, directly or indirectly, more than 50% of the issued and outstanding voting securities of such third party or parties immediately following such transaction.

“Class A Unit” means a Class A common unit of the Partnership.

“Class B Unit” means a Class B common unit of the Partnership.

“Class B Unit Majority” means the holders of the Applicable Class B Units (as a group), acting at the direction of the holders of at least a majority of the Applicable Class B Units outstanding at such time.

“Company” means Plains All American GP LLC, a Delaware limited liability company and the general partner of the Partnership.

“Conversion Factor” means, as of a particular time, a fraction, (a) the numerator of which is the most recent regular quarterly cash distribution paid with respect to any Class B Unit, and (b) the denominator of which is the most recent regular quarterly cash distribution paid with respect to an IPO Entity Class A Unit (excluding for this purpose any special or extraordinary cash distribution paid with respect to an IPO Entity Class A Unit that is funded by indebtedness).

“Earned Unit” means, as of any date, a Granted Unit that has become “earned,” as provided in Section 2.2(b).

“Employment Letter” means that certain Employment Letter dated July 10, 2015 between Executive and the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forfeiture Event” means, with respect to a Restricted Unit, the termination of Executive’s employment with the Company and its Affiliates for any reason other than any of the circumstances described in Section 1(b)(i) —(iv) of the Employment Letter.

“Good Reason” means any one of the following acts or omissions by the Partnership or the Company (or any successor thereto):

(a)           any material breach by the Partnership of this Agreement;

(b)           the failure of any successor to the Partnership to assume this Agreement; or

(c)           any material overall reduction in Executive’s authority, responsibilities, or duties (taking into account additional authority,  responsibilities or duties associated with (i) the initial transition of responsibilities to Executive, (ii) the overall growth of the Partnership or MLP or (iii)  a promotion or lateral transfer accepted by Executive).

Any such act or omission shall not constitute Good Reason unless (i) Executive gives written notice to the Board that an act or omission constitutes Good Reason within 30 days of the date Executive becomes aware of such act or omission, or reasonably should have become aware of such act or omission, and (ii) the Partnership or the Company fails to remedy the condition within the 30-day period following such notice.

“GP IPO” means the initial public offering of Class A shares by the IPO Entity as contemplated by that certain Registration Statement on Form S-1 filed with the Securities and Exchange Commission (Registration No. 333-190227), as amended.

“IPO Entity” means Plains GP Holdings, L.P, a Delaware limited partnership.

“IPO Entity Class A Unit” means a Class A share of the IPO Entity.

“MLP” means Plains All American Pipeline, LP, a Delaware limited partnership.

“MLP Quarterly Distribution” means the amount of the quarterly cash distribution made with respect to a common unit of the MLP on the relevant quarterly distribution date for the MLP.

“Other Class B Restricted Unit Agreement” means any Class B Restricted Unit Agreement (other than this Agreement) entered into between the Partnership and any person on terms that are substantially similar to those set forth in this Agreement (other than as to (i) the number of “Granted Units” granted thereunder, which may differ from the number of Granted Units hereunder, (ii) any date set forth in such agreement, which may differ from the corresponding date set forth in this Agreement and (iii) the schedule set forth in Section 2.2(b), which may differ as to “MLP Quarterly Distribution per MLP Common Unit” and/or “Percentage of Initially Granted Units that Become Earned Units”), as such agreement may be amended or restated from time to time.

“Partnership Agreement” means that certain Seventh Amended and Restated Agreement of Limited Partnership of Plains AAP, L.P. dated as of the closing date of the GP IPO, as such agreement may be amended or restated from time to time.

“Partnership Distribution” means, with respect to a particular fiscal quarter, the product of (i) that portion of the Partnership’s quarterly cash distributions, if any, during such quarter in excess of the Distribution Threshold Amount (as defined in Schedule I) for such quarter, multiplied by (ii) 100% less the percentage (if any) of any such quarterly distributions payable to GP LLC in accordance with the Partnership Agreement; provided, that for purposes of this definition, the amount of a quarterly cash distribution shall exclude any cash distribution paid only with respect to a Class A Unit (and, if applicable, the General Partner) that is funded by indebtedness.

“Profits Percentage” means Executive’s share of Partnership Distributions calculated, at the time of the Partnership Distribution, as the percentage obtained by dividing (i) the total number of Executive’s Earned Units and Vested Units at such time by (ii) the sum of (A) the number of Class A Units outstanding at such time and (B) the total number of Applicable Class B Units at such time.

“Restricted Unit” means, as of any date, a Granted Unit that is not an Earned Unit or a Vested Unit.

“Surrender Obligation” means the obligation to surrender and transfer to the Partnership (i) Restricted Units upon a Forfeiture Event and (ii) Earned Units upon the exercise of a Call Option by the Partnership.

“Transfer” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law other than to the estate of Executive in the event of death), of Restricted Units, Earned Units or Vested Units, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, risk of loss or opportunity for gain with respect to, or voting or other rights, of such units are transferred or shifted to another person.

“Vested Unit” means (i) an Earned Unit that is no longer subject to the Partnership’s Call Option or (ii) an Earned Unit or a Restricted Unit that becomes a “Vested Unit” pursuant to Section 2.2(c) below or Section 1(b)(i) — (iv) of the Employment Letter.

ARTICLE 2
GRANT; FORFEITURE OF RESTRICTED UNITS AND EARNED UNITS;
DISTRIBUTIONS

2.1          Grant.  The Partnership hereby grants to Executive the Granted Units effective as of the Grant Date.  Unless Class A Units are uncertificated, the Partnership shall issue Executive a certificate representing the Granted Units, and such certificate shall bear such legends as provided for in the Partnership Agreement and such additional legends as may be determined by the Board to reflect the Surrender Obligation, the Call Option, and the other terms and conditions of this Agreement and to comply with applicable securities laws.  To insure the availability for delivery of Executive’s Restricted Units upon a Forfeiture Event, Executive hereby appoints the Secretary of the Company, or any other person designated by the Partnership as escrow agent, as Executive’s attorney-in-fact to sell, assign and transfer unto the Partnership such Restricted Units or Earned Units, if any, and upon execution of this Agreement, Executive delivers and deposits with the Secretary of the Company, or such other person designated by the Partnership, the certificates representing the Granted Units, together with the unit assignment duly endorsed in blank, attached hereto as Exhibit B.  The Granted Units and unit assignment shall be held by the Secretary (or any other person designated by the Partnership as escrow agent) in escrow, pursuant to the Joint Escrow Instructions of the Partnership and Executive attached as Exhibit C hereto, until such time as the Surrender Obligation has lapsed with respect to the Granted Units.  Without limiting the Executive’s rights under the Employment Letter to have Restricted Units become Earned Units, upon the lapse of the Surrender Obligation, Earned Units shall become Vested Units.  Once the Surrender Obligation has lapsed with respect to any Granted Unit, unless Class A Units are uncertificated, the Partnership shall issue and deliver to Executive a new certificate or certificates evidencing the ownership of the Vested Units.  Upon issuance of the new certificate evidencing the ownership of the Vested Units, the certificate deposited with the escrow agent shall be marked “Exchanged and Cancelled” and returned to the partnership unit transfer book of the Partnership and the Partnership shall deliver a replacement certificate to the escrow agent to reflect any remaining Restricted Units and Earned Units.  Any new certificate issued to evidence the ownership of Vested Units shall bear such legends as may be determined by the Board to reflect the terms and conditions of this Agreement (other than the Surrender Obligation) and the Partnership Agreement and to comply with applicable securities laws.

2.2          Forfeitures and Calls of Restricted Units and Earned Units.

(a)           Forfeiture of Restricted Units.  If a Forfeiture Event occurs, then Executive shall, for no consideration, automatically forfeit to the Partnership as of the date such event occurs all then Restricted Units of Executive on such date, and neither the Executive nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Units or the certificates representing such Restricted Units; provided, however, if such Forfeiture Event is termination of Executive’s employment by the Company or any of its Affiliates without Cause, then for all purposes of this Agreement, such Forfeiture Event shall be suspended and shall not be deemed to occur until the 180th day after the date of such termination unless, during such 180-day period, (x) Executive shall breach in any material respect any confidentiality obligation to the Company or any of its Affiliates or (y) any of the events described in clause (ii) or (iii) of the definition of “Cause” shall occur, in which case (1) for all purposes of this Agreement, such Forfeiture Event shall be deemed to have occurred on the date of such termination (but after giving effect to any Earned Units becoming Vested Units as a result of such termination) and (2) any Granted Unit which otherwise would have become an Earned Unit or a Vested Unit during such suspension period shall be deemed to be a Restricted Unit for all purposes under this Agreement and, for the avoidance of doubt, shall (together with all other Restricted Units) be forfeited to the Partnership, for no consideration, effective as of such date of termination.

(b)           Earned Units.  A percentage of Granted Units shall become Earned Units on the date on which MLP pays a quarterly distribution in accordance with the following schedule:

MLP Quarterly Distribution per MLP Common Unit	Cumulative Percentage of Initially Granted Units that Become Earned Units
Less than $0.725	0%
Greater than or equal to $0.725, but less than $0.7875	25.0%
Greater than or equal to $0.7875, but less than $0.825	50.0%
Greater than or equal to $0.825, but less than $0.875	75.0%
$0.875 or greater	100.0%

Once a Granted Unit has become an Earned Unit pursuant to the above schedule, the Earned Unit shall remain an Earned Unit thereafter until it either becomes a Vested Unit or is purchased by the Partnership pursuant to the exercise of its Call Option.

(c)           Change in Control.  All Earned Units automatically shall become Vested Units upon a Change in Control. If prior to the Change in Control 0% of the Granted Units have become Earned Units, then 25% of the Granted Units automatically shall become Vested Units upon the Change in Control.  If prior to the Change in Control only 25% or 50% of the Granted Units have become Earned Units, then an additional 25% of the Granted Units automatically shall become Vested Units upon the Change in Control.  If prior to the Change in Control only 75% of the Granted Units have become Earned Units, then all remaining Granted Units automatically shall become Vested Units upon the Change in Control.  Unless and except to the extent contemplated by Section 1(b)(iii) of the Employment Letter or as specifically provided otherwise by the Partnership upon or in connection with such Change in Control, Executive shall, for no consideration, automatically forfeit to the Partnership as of the date such Change in Control occurs all Restricted Units of Executive that do not vest upon such Change in Control as provided herein, and neither Executive nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Units or the certificates representing such Restricted Units.

(d)           Purchase of Earned Units.  The Partnership shall have a Call Option with respect to Earned Units as provided in Section 2 of Exhibit A.

2.3          Partnership Distributions.  Executive shall not be entitled to, and shall not receive, any Partnership Distributions with respect to Restricted Units.  Executive shall be entitled to receive his Profits Percentage of any Partnership Distributions made as of the relevant distribution date.  Partnership Distributions, to the extent payable to Executive with respect to an Earned Unit or Vested Unit, shall be paid to Executive at the same time that such Partnership Distributions are paid to holders of Class A Units.

2.4          Capital Calls.  In the event of a Capital Call, Executive shall be required to pay to the Partnership his or her allocable share of the associated Capital Call Amount, which allocable share shall be determined in accordance with Section 3.1(b) of the Partnership Agreement.

ARTICLE 3
ACKNOWLEDGEMENT; RESTRICTIONS; ELECTIONS;
ANTI-DILUTION PROVISIONS

3.1          Acknowledgment; Conflicts.  Executive agrees that the Granted Units shall be subject to the Partnership Agreement.  Executive (a) hereby accepts and adopts, and agrees to be bound by, the terms and provisions of the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated, and the Partnership Agreement to the same extent as if Executive had executed the Partnership Agreement and (b) agrees that the Granted Units shall be bound by the terms and conditions of such agreement, including, but not limited to, the transfer restrictions, if any, set forth therein, provided however, that in the event of any conflict between the provisions of such agreement and the provisions of this Agreement, the provisions of this Agreement as modified by the Employment Letter shall govern.

3.2          Company Acts.  Subject to the anti-dilution provisions set forth in Section 3.5, the existence of the Restricted Units, Earned Units or Vested Units shall not affect in any way the right or power of the Board or the holders of Class A Units to make or authorize any adjustment, recapitalization, reorganization or other change in the Partnership’s capital structure or its business, any merger, consolidation, equity exchange or other business combination of the Partnership with or into any other entity (and, where necessary or appropriate (as determined by the Board in good faith), the conversion or exchange of Class A Units and Class B Units into other securities or interests in the Partnership or any other entity in connection therewith, provided that the relative economic rights and preferences of the Class A Units and the Class B Units are affected proportionately, taking into account their current terms), any issue of debt or equity securities, the dissolution or liquidation of the Partnership or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other act or proceeding.

3.3          Transfer Restrictions; Call Options.  The Restricted Units and Earned Units shall be subject to the Transfer restrictions, Call Options and other terms and conditions set forth or described in Exhibit A attached hereto, as applicable.  Vested Units shall be subject only to the provisions of Sections 1, 3 and 4(b) of Exhibit A.  Executive agrees that Executive will, at any time and from time to time as requested by the Partnership, execute and deliver to the Partnership such other documents and instruments, if any, as the Board, in its discretion, may require to evidence Executive’s agreement to be bound by the terms of Exhibit A.  The terms and conditions of Exhibit A shall survive the termination of this Agreement.  The restrictions set forth in Exhibit A shall not apply to the transfer of Restricted Units or Earned Units pursuant to a plan of reorganization of the Partnership, but the Class A Units, securities or other property received in exchange therefor shall also become subject to the Transfer restrictions, Call Options and Surrender Obligation to the same extent as the Restricted Units, Earned Units and Vested Units exchanged therefor and the certificates, if any, representing such Class A Units, securities or other property shall be legended to show such restrictions.

3.4          Tax Withholding; §83(b) Election.

(a)           To the extent that the receipt of the Restricted Units, Earned Units, Vested Units, the lapse of the Surrender Obligations, or any other event pursuant to this Agreement results in compensation income or wages to Executive for federal, state or local tax purposes, Executive shall deliver to the Partnership at the time of such receipt, lapse or event, as the case may be, such amount of money as the Partnership may require to meet its minimum withholding obligation under applicable tax laws, and if Executive fails to do so, the Partnership is authorized to withhold from any cash or other remuneration (including withholding and cancelling any Restricted Units, Earned Units or Vested Units distributable to Executive under this Agreement) then or thereafter payable to Executive any tax required to be withheld by reason of such resulting compensation income or wages.

(b)           Within 30 days after the date of issuance of the Restricted Units, Executive shall make an election authorized by section 83(b) of the Code with respect to such Restricted Units and Executive shall submit to the Partnership a copy of the statement filed by Executive to make such election.  The form of such election shall be in such form as approved by the Partnership and delivered to the Executive following the issuance of the Restricted Units.

(c)           Executive acknowledges and agrees that he is not relying upon any written or oral statement or representation of the Partnership, its Affiliates, or any of their respective Executives, directors, officers, attorneys or agents regarding the tax effects associated with the Restricted Units, Earned Units, Vested Units or the execution of this Agreement.  Executive acknowledges and agrees that in deciding to enter into this Agreement, Executive is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted.

3.5          Anti-Dilution Provisions.

(a)           If after the date of this Agreement, the Class A Units shall be changed or proposed to be changed into a different number or class of units by reason of the occurrence of any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, or a unit dividend thereon shall be paid, appropriate proportional adjustments shall be made to the Class B Units, as determined by the Board in good faith.  Notwithstanding the foregoing, no repurchase of Class A Units for fair value (as determined by the Board in good faith) shall require any adjustment under this Section 3.5(a).

3.6          Drag-Along Provisions.

(a)           [Intentionally Deleted]

(b)           In the event of a sale of all or substantially all of the assets or equity of the IPO Entity, then the Board shall have the right to require Executive to transfer all of his Vested Units (including any Granted Units that vest pursuant to Section 2.2(c) hereof) in such transaction in exchange for consideration per transferred Class B Unit that is equal to the Conversion Factor times the consideration to be received per IPO Entity Class A Unit in such transaction.

(c)           In connection with any transfer required pursuant to this Section 3.6, Executive shall deliver the certificates representing his Class B Units duly endorsed or accompanied by written instruments of transfer, in form and substance reasonably satisfactory to the Board, free and clear of any liens, together with any other documents reasonably required to be executed in connection with such transaction, as directed by the Board.

(d)           Class B Units subject to this Section 3.6 will be included in a proposed sale pursuant hereto and be subject to any agreement with the purchaser in such transaction relating thereto, on the same terms and subject to the same conditions applicable to the Class A Units or IPO Entity Class A Units, as the case may be.  Such terms and conditions shall be determined in the sole discretion of the Board, and shall include (i) the consideration to be paid (including without limitation the form and the aggregate amount thereof) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that Executive shall not be required to make any representations and warranties, other than those relating specifically to Executive’s execution and delivery of any transaction agreement (including absence of conflicts), and title to the Class B Units, and any indemnification provided by Executive shall be on a several, not joint, basis and shall be based on (and shall not exceed) Executive’s pro rata share of the aggregate consideration paid in such transaction. For purposes of this Section 3.6 “Executive” includes any Permitted Transferee (as defined in the Partnership Agreement).

ARTICLE 4

GENERAL PROVISIONS

4.1          Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be given in the same manner as indicated in the Partnership Agreement.

4.2          Employment Relationship.  For purposes of this Agreement (including Exhibit A attached hereto), Executive shall be considered to be in the employment of the Partnership as long as Executive remains an employee of an Affiliate of the Partnership.  Without limiting the scope of the preceding sentence, it is expressly provided that Executive shall be considered to have terminated employment with the Partnership at the time the entity or other organization that employs Executive is no longer an Affiliate of the Partnership.  Any question as to whether and when there has been a termination of such employment or association, and the cause of such termination, shall be determined by the Board and its determination shall be final.

4.3          Entire Agreement; Amendment.  This Agreement, the Partnership Agreement and the Employment Letter constitute the entire agreement, and supersede all previous agreements and discussions relating to the same or similar subject matters between Executive and the Partnership or any Affiliate and constitute the entire agreement between Executive and the Partnership and any Affiliate with respect to the subject matter of this Agreement.  Without limiting the scope of the preceding sentence, except for this Agreement, the Partnership Agreement and the Employment Letter, all prior and contemporaneous understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  In the event any provisions of this Agreement conflict with provisions in the Employment Letter, the Employment Letter shall control.  Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Executive and the Partnership as authorized by the Board.  Notwithstanding the foregoing, the Partnership may unilaterally amend this Agreement in any manner that the Board determines in good faith is necessary or advisable to facilitate the consummation of the GP IPO, such amendment to become effective on the fifth business day after the day on which notice thereof is given to the holders of the Applicable Class B Units then outstanding, unless prior to such fifth business day, the holders of at least 75% of such Applicable Class B Units object in writing to such amendment, in which case such proposed amendment shall not become effective; provided, however, that the holders of the Applicable Class B Units shall not be entitled to object to any such amendment (and such amendment shall automatically become effective regardless of any purported objection by the holders of the Applicable Class B Units) if (i) all Other Class B Restricted Unit Agreements are amended in substantially the same way, (ii) the Class A Units and Class B Units are diluted proportionately (based on relative distributions) by any partnership interests or other equity securities issued to Persons (other than members of the Company (or Affiliates thereof)) in connection therewith and (iii) immediately after giving effect to the GP IPO, the economic interest in the Partnership or its successor or assign or (or the entity the securities or equity interests of which the Class B Units are converted into or exchanged for) represented by the Class B Units (and/or any securities or equity interests into which such Class B Units are converted or exchanged) is not diluted by any partnership interests or other equity securities issued to members of the Company (or any Affiliate thereof) in connection therewith.  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in the event of a GP IPO, the Board shall be entitled (but not required) to make such adjustments as the Board shall determine in good faith to be equitable, including without limitation causing all or a portion of the Class B Units not to be converted into or exchanged for similar equity interests in the IPO Entity, and to remain outstanding as Class B Units of the Partnership.  Notwithstanding anything in this Agreement to the contrary, if the Board determines that (i) the provisions of section 409A of the Code apply to this Agreement or the Class B Units and that the terms of this Agreement or such units do not, in whole or in part, satisfy the requirements of such section, or (ii) any provision of this Agreement or the effect or operation thereof would produce material adverse tax consequences to Executive, then the Partnership, in the sole discretion of the Board, may unilaterally modify this Agreement in such manner as the Board deems appropriate to comply with such section 409A and any regulations or guidance issued thereunder or to mitigate or avoid such adverse tax consequences.

4.4          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Partnership and all permitted transferees of any Transfer made in compliance with Exhibit A and other persons lawfully claiming under Executive.

4.5          Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

4.6          Injunctive Relief.  Executive acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that the Partnership may be entitled to specific performance and injunctive and other equitable relief to be implemented by a court of competent jurisdiction in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or purchasing of any bond in connection with the obtaining of any such injunctive or any other equitable relief.  Executive agrees that the Partnership’s right to injunctive relief will be in addition to any other rights the Partnership may have.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective for all purposes as of the Grant Date.

PLAINS AAP, L.P., by its general partner,
PLAINS ALL AMERICAN GP LLC

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President

EXECUTIVE

/s/ WCW (Willie) Chiang
WCW (Willie) Chiang

EXHIBIT A TO

RESTRICTED UNITS AGREEMENT

PROVISIONS RELATING TO TRANSFERS;
CALL OPTIONS; AND CONVERSIONS

Capitalized terms used in this Exhibit that are not defined in this Exhibit shall have the meaning assigned to such terms in the Restricted Units Agreement to which this Exhibit is attached (the “Agreement”).  Unless the context requires otherwise, all references in this Exhibit to Sections refer to the Sections of this Exhibit.

1.             No Transfers.  Executive may not Transfer all or any portion of the Restricted Units or any Earned Units, and any attempted Transfer shall be, and is hereby declared, null and void for all purposes; provided, however that Executive shall be entitled to Transfer any Earned Units to a Permitted Transferee (as defined in the Partnership Agreement), by will or the laws of descent and distribution, provided that any such permitted Transfer shall be made in accordance with, and subject to, Section 7.3 of the Partnership Agreement.  In addition to the other restrictions set forth herein, each Restricted Unit, Earned Unit and Vested Unit shall be subject to the restrictions on Transfer (as defined in the Partnership Agreement) set forth in the Partnership Agreement.

2.             Partnership Call Option.  Upon the occurrence of a Call Event, the Partnership, at its option (exercisable at any time during the 60-day period following the date of such Call Event), may (but the Partnership shall have no obligation to) purchase all (or any portion elected by the Partnership in its sole discretion) of the Earned Units held by Executive (or by Executive’s estate), for a purchase price per Earned Unit equal to the Call Value at the time of the Call Event.  If the Partnership wishes to exercise the Call Option granted herein, it must provide written notice within such 60-day period to Executive (or his estate) specifying the number of such Earned Units it elects to purchase.  Within 10 days after the exercise of the Call Option by the Partnership, the Executive (or estate) shall deliver the certificates, if any, representing the applicable Earned Units to the Partnership, duly endorsed and together with appropriate assignment and transfer instruments, free and clear of all adverse charges, liens, claims and encumbrances, in consideration for the purchase price specified above paid in the form of a single, lump sum cash payment from the Partnership.  Delivery of the Earned Units and related transfer and assignment instruments by the holder shall constitute a representation to the Partnership that such Earned Units are free and clear of all adverse charges, liens, claims and encumbrances.  If the Partnership does not timely exercise its Call Option, the Earned Units shall become Vested Units at the end of the period for exercising the Call Option.

3.             Executive Elective Exchange of Vested Units.  Conversion rights attributable to the Granted Units shall be governed by Section 7.10 of the Partnership Agreement.

4.             Unit Legend.

(a)           In addition to any other legend that may be required by law, each certificate, if any, for Restricted Units and Earned Units shall bear a legend in substantially the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARTNERSHIP SHALL HAVE BEEN DELIVERED TO THE PARTNERSHIP TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS).  THE UNITS REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTRICTED UNITS AGREEMENT DATED AS OF AUGUST 24, 2015, AS AMENDED OR RESTATED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE PARTNERSHIP. THE UNITS REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT UNDER CERTAIN CIRCUMSTANCES TO MANDATORY TRANSFER AS SET FORTH IN THE RESTRICTED UNITS AGREEMENT DATED AS OF AUGUST 24, 2015, AS AMENDED OR RESTATED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE PARTNERSHIP.

(b)           In addition to any other legend that may be required by law, each certificate, if any, for Vested Units shall bear a legend in substantially the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE

PARTNERSHIP SHALL HAVE BEEN DELIVERED TO THE PARTNERSHIP TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS). THE UNITS REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT UNDER CERTAIN CIRCUMSTANCES TO MANDATORY TRANSFER AS SET FORTH IN THE RESTRICTED UNITS AGREEMENT DATED AS OF AUGUST 24, 2015, AS AMENDED OR RESTATED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE PARTNERSHIP.

EXHIBIT B TO

RESTRICTED UNITS AGREEMENT

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, WCW (Willie) Chiang (“Executive”) hereby assigns and transfers unto Plains AAP, L.P., a Delaware limited partnership (the “Partnership”), 1,000,000 Class B common units in the Partnership (the “Class B Units”), standing in his name on the books of said Partnership represented by Certificate No.       herewith, and does hereby irrevocably constitute and appoint                                to transfer the said Class B Units on the books of the within named Partnership with full power of substitution in the premises.

This Assignment Separate from Certificate may be used only in accordance with the Class B Restricted Units Agreement (the “Agreement”) between the Partnership and the undersigned dated August 24, 2015.

Dated: ,	Signature:

INSTRUCTIONS:  Please do not fill in any blanks other than the signature line.  The purpose of this Assignment Separate from Certificate is to return the Class B Units to the Partnership in the event Executive forfeits any of such Class B Units as set forth in the Agreement, without requiring additional signatures on the part of Executive.  This Assignment Separate from Certificate must be delivered to the Partnership with the above Certificate No.          .

EXHIBIT C TO

RESTRICTED UNITS AGREEMENT

JOINT ESCROW INSTRUCTIONS

August 24, 2015

Plains AAP, L.P.
333 Clay, Suite 1600
Houston, Texas 77002

Attention:  Secretary

Dear Sir or Madam:

As Escrow Agent for both Plains AAP, L.P., a Delaware limited partnership (the “Partnership”), and WCW (Willie) Chiang (“Executive”), holder of 1,000,000 of the Partnership’s Class B common units (the “Class B Units”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Class B Restricted Units Agreement between the Partnership and Executive, dated August 24, 2015, (the “Agreement”), in accordance with the following instructions:

1.                                      In the event of a Forfeiture Event (as defined in the Agreement), the Partnership shall give to Executive and to you a written notice specifying the number of Class B Units to be transferred and delivered to the Partnership pursuant to Section 2.2(a) of the Agreement.  Executive and the Partnership hereby irrevocably authorize and direct you to transfer and deliver such Class B Units to the Partnership in accordance with the terms of said notice.

2.                                      In connection with the transfer and delivery of Class B Units to the Partnership pursuant to paragraph 1 above, you are directed (a) to date the Assignment Separate From Certificate necessary for the transfer in question, (b) to fill in the number of Class B Units being transferred, and (c) to deliver same, together with the certificate evidencing such Class B Units to be transferred, to the Partnership or its assignee.

3.                                      Executive hereby irrevocably authorizes the Partnership to deposit with you any certificates evidencing the Class B Units to be held by you hereunder and any additions and substitutions to said units as set forth in the Agreement.  Executive does hereby irrevocably constitute and appoint you as Executive’s attorney-in-fact and agent for the term of this escrow to execute with respect to such Class B Units all documents necessary or appropriate to make such Class B Units negotiable and to complete any transaction herein contemplated, including but not limited to, the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the Class B Units.

4.                                      If at the time of termination of this escrow you should have in your possession any documents, securities or other property belonging to Executive, you shall deliver all of the same to Executive and shall be discharged of all further obligations hereunder.

5.                                      Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

6.                                      You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties.  You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Executive while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

7.                                      You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

8.                                      You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

9.                                      You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

10.                               You shall be entitled to employ such legal counsel and other experts as you may deem necessary and proper to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

11.                               Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Partnership or its general partner, or if you shall resign by written notice to each party.  In the event of any such termination, the Partnership shall appoint a successor Escrow Agent.

12.                               If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

13.                               It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

14.                               Notices.  All notices and other communications under these Joint Escrow Instructions shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties named below at the following addresses or at such other addresses as a party may designate by ten day’s advance written notice to each of the other parties hereto:

If to the Partnership or
to Executive:	As provided in the Partnership Agreement

If to the Escrow Agent:	Plains All American GP LLC
333 Clay
Suite 1600
Houston, TX 77002

Attn: Secretary
Facsimile: 713-646-4313

15.                               By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

16.                               This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

17.                               These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

GRANTEE:	PARTNERSHIP:

Plains AAP, L.P.
	By:	Plains All American GP LLC, its
general partner
Signature

WCW (Willie) Chiang	By:
Printed Name		Richard McGee, Executive Vice President

Residence Address:

ESCROW AGENT

Richard McGee, Secretary

SCHEDULE I TO

RESTRICTED UNITS AGREEMENT

“Applicable Carryover Amount” means, with respect to a particular fiscal quarter, an amount of the Cumulative Carryover Amount equal to the lesser of (i) the Unapplied Cumulative Carryover Amount for such quarter and (ii) the amount, if any, by which $11 million exceeds the Applicable Debt Service Amount for such quarter.

“Applicable Debt Service Amount” means, with respect to any fiscal quarter, the aggregate amount, if any, of principal and interest paid by the Partnership or any of its Subsidiaries in respect of any Distribution Loan or Distribution Loans during such quarter; provided, however, that (i) notwithstanding the foregoing, the “Applicable Debt Service Amount” shall not include that portion of any such payment that is funded with the proceeds of indebtedness incurred by the Partnership or any of its Subsidiaries (it being understood that any such indebtedness shall constitute a Distribution Loan) and (ii) for the avoidance of doubt, any principal or interest payment in respect of any Distribution Loan that is made by any Person other than the Partnership or any of its Subsidiaries shall not constitute “Applicable Debt Service Amount”.

“Carryover Amount” means, for any particular fiscal quarter, the aggregate amount by which the Applicable Debt Service Amount for such quarter exceeds $11.0 million.

“Distribution Loan” means a loan to the Partnership, the proceeds of which are distributed only with respect to the Class A Units (and, if applicable, the General Partner); provided, that if any proceeds of a loan are used for any purposes other than such a distribution, only the portion of such loan distributed with respect to the Class A Units (and, if applicable, the General Partner) shall be deemed to be a “Distribution Loan.”

“Distribution Threshold Amount” means, with respect to any fiscal quarter, the amount by which (a) $11.0 million exceeds (b) the sum of (i) the Applicable Debt Service Amount for such quarter plus (ii) the Applicable Carryover Amount for such quarter.

“Cumulative Carryover Amount” means, as of any particular fiscal quarter, an amount equal to the aggregate Carryover Amounts, if any, for all preceding fiscal quarters.

“Unapplied Cumulative Carryover Amount” means, as of any particular fiscal quarter, that portion of the Cumulative Carryover Amount, if any, not previously included in the calculation of the Distribution Threshold Amount for any prior quarter.  For the avoidance of doubt, with respect to any fiscal quarter, the aggregate amount of the Cumulative Carryover Amount that has been included in the calculation of the Distribution Threshold Amount for all preceding fiscal quarters shall equal the aggregate Applicable Carryover Amounts for all such fiscal quarters.

EXHIBIT C

Form of Confidentiality Agreement

CONFIDENTIAL INFORMATION
AND NON-SOLICITATION AGREEMENT

This AGREEMENT effective as of the 24th day of August, 2015, between Plains All American GP LLC for itself and on behalf of its affiliates (all referred to as the “Company”), and WCW (Willie) Chiang (the “Employee”).

WITNESSETH:

WHEREAS, the Company’s business includes the transportation, storage, terminalling, purchase, sale, exchange and trading of liquid hydrocarbons (including crude oil and refined products) as well as natural gas storage and processing and related services, in the United States and Canada, including offshore production, and in Federal Waters in the Gulf of Mexico, (the “Region”); and

WHEREAS, the Company’s relationship with its shippers, customers and suppliers is special and unique and is based upon valuable and confidential information concerning the identity of such shippers, customers and suppliers, the decision processes used by such shippers, customers and suppliers, the authority of officers and employees of such shippers, customers and suppliers, the production and sales patterns of such shippers, customers and suppliers, special contract requirements of such shippers, customers and suppliers, the quality of crude oil produced by such shippers, customers and suppliers and marketing alternatives relating thereto trading strategies and practices and other special information concerning such shippers, customers and suppliers, all of which was developed by the Company over time and at substantial expense to the Company, and all of which constitute trade secrets of the Company (“Trade Secrets”); and

WHEREAS, a core element of the business model and strategy to optimize the Company’s assets and their operational and financial performance includes the review, analysis, acquisition, integration and operation of assets and entities engaged in the transportation, storage, terminalling, purchase, sale, exchange and trading of liquid hydrocarbons (including crude oil and refined products) as well as natural gas storage and processing and related services, in the Region for which the Company has developed valuable and confidential methods and practices with respect to such review, analysis and integration activities (“Proprietary Practices”); and

WHEREAS, on July 10, 2015, the Company entered into an employment letter (the “Employment Agreement”) with and for the benefit of the Employee;

NOW, THEREFORE, in consideration of the Company entering into the Employment Agreement, the Employee and the Company agree as follows:

1.                                      Confidentiality.  Recognizing that the success of the Company’s business will depend upon the protection of the Trade Secrets and Proprietary Practices and that the Employee now has, and during the course of his employment may develop, Trade Secrets or Proprietary Practices for the benefit of the Company or other information and data of a secret or proprietary nature of the Company that the Company wishes to keep confidential, the Employee agrees that:

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(a)                                 The Employee acknowledges that the Company has exclusive property rights to all Trade Secrets and Proprietary Practices. Except as required in the performance of his duties to the Company, the Employee will not at any time during or after the term of his employment, directly or indirectly (i) communicate, disclose or disseminate any Trade Secrets, Proprietary Practices or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its customers, business methods and services (“Confidential Information”) to any person other than officers and employees of the Company who are authorized to receive such information or (ii) use any Trade Secrets, Proprietary Practices or Confidential Information other than as may be necessary for the Employee to perform his duties for the Company.

(b)                                 With respect to Trade Secrets, Proprietary Practices and other Confidential Information, the Employee’s obligations under paragraph 1(a) shall continue until the earlier of two years after the Employee’s termination of employment (whether during the term of the Employment Agreement or thereafter) with the Company or such information has been made available generally to the public either by the Company or by a third party with the Company’s consent.

(c)                                  All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Trade Secrets, Proprietary Practices or Confidential Information made or compiled by the Employee at any time or made available to him prior to or during the term of his employment by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by the Employee in trust solely for the benefit of the Company, and shall be delivered to the Company by the Employee on the termination of his employment or at any other time on the request of the Company.

(d)                                 Without limiting the foregoing, the Employee may, following the termination of his employment with the Company, use the general skills, knowledge and experience that he learned or developed during his employment by the Company.

2.                                      Non-solicitation.

(a)                                 If the Employee’s employment with the Company is terminated for any reason, then the Employee will not for a period of two years following such termination, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, purchase, or solicit or assist in the solicitation of (i) assets that have previously been pursued by the Company during the one year period preceding such termination, or (ii) business of the type conducted by the Company with or from any shipper, customer or supplier of any liquid hydrocarbons with which the Company conducted any such transactions during the one year period preceding such termination.

(b)                                 If the Employee’s employment with the Company is terminated for any reason, then for a period of two years following such termination the Employee will not, without the prior written consent of the Company, solicit or cause to be solicited any person employed by the Company or its subsidiaries or affiliates at any time during such period or the six months prior to such period. Notwithstanding the foregoing, nothing herein will be

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construed to prevent the Employee, following such termination, from interviewing and/or offering employment to an employee of the Company who responds to a published general employment advertisement or to a “non-directed” executive search.

(c)                                  This paragraph 2 shall not limit the Employee, following the termination of his Employment with the Company, from engaging in any activity outside of the Region, or from soliciting or assisting in the solicitation of storage or transportation services for crude oil from facilities which were not part of any of the Company’s transactions during the one year period prior to the termination of the Employee’s employment with the Company.

3.                                      Ancillary Agreement. The Employee acknowledges and represents to the Company that the agreement in paragraph 2 is ancillary to the agreement in paragraph 1, and the restrictions contained in paragraph 2 do not impose a greater restraint than is necessary to protect the interest of the Company in securing its Trade Secrets and Confidential Information.

4.                                      Specific Enforcement; Legal Fees. The Employee acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to the Company, and that injunctive relief, as well as damages, would be appropriate. In the event of litigation between the parties concerning this Agreement, the prevailing party shall be entitled (in addition to any other relief to which it may be entitled) to an award of costs of court and reasonable attorneys’ fees and expenses incurred in such litigation.

5.                                      Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

6.                                      Prior Agreements; Severability. This Agreement supersedes those provisions of any prior agreement which cover the same subject matters as this Agreement. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice.

7.                                      Other Activities. Employee shall not engage in any activity during the term hereof which is inimical to the best interest of Company.

8.                                      Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas applicable to agreements entered into and performed entirely by Texas by residents of Texas.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

COMPANY:

PLAINS ALL AMERICAN GP LLC

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President and COO

EMPLOYEE:

/s/ WCW (Willie) Chiang
WCW (Willie) Chiang

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